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                                                                    Exhibit 99.2

Contacts: Lisa Dabbon                        Derek Beckwith
          FairMarket, Inc.                   Sterling Hager, Inc.
          lisa.dabbon@fairmarket.com         dbeckwith@sterlinghager.com
          781-376-5812                       617-926-6665, ext. 218

FOR IMMEDIATE RELEASE


          FAIRMARKET(SM) ANNOUNCES WORKFORCE REDUCTION, CEO RESIGNATION

               -- STEPS TAKEN TO CONTINUE DRIVE TO PROFITABILITY;
                         CFO NAMED INTERIM PRESIDENT --

WOBURN, MASS., MAY 14, 2001 - FairMarket, Inc. (Nasdaq: FAIM), a leading provider of e-business selling and marketing solutions incorporating dynamic pricing, today announced a workforce reduction of 40 people, effective immediately. The company also announced today that it accepted the resignation of its Chief Executive Officer and President, Eileen Rudden. FairMarket's Board of Directors has appointed Janet Smith, its Chief Financial Officer, as interim President.

"The workforce reduction is a difficult step but one that's necessary to balance our company's resources with current market demands," Smith said. "We've determined that our post-reduction workforce level enables us to continue providing our customers with superior solutions, while putting the company in a better position to achieve our previously stated commitment of operating cash flow breakeven by Q1 2002."

FairMarket also announced it will close its Australian Office (transferring service for those customers to its US operation). Related to workforce and other restructuring initiatives, the company expects to incur a charge of approximately $1.6 million in the second quarter.

In addition, the company announced today the resignation of Board member, Richard Pallan.

The Board of Directors indicated the company has initiated the search for a new CEO.

Smith added that the company's strong financial position, as well as blue-chip customers and partners, position the company to stay on track.

"With a cash balance at the end of the past quarter of approximately $71 million, a reduced cash burn rate, a talented workforce of over 100 employees and industry-leading technology, we are well positioned for future growth and profitability," she said.


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ABOUT FAIRMARKET, INC.

FairMarket develops and delivers e-business selling and marketing solutions for retailers, distributors and manufacturers. A recognized leader in dynamic pricing technology, FairMarket provides hosted and scalable solutions to help enable companies to maximize price yield and promote their brands. Major corporations including JC Penney, Dell Computer Corporation, CompUSA, New Line Cinema, Virgin.Net and MSN rely on FairMarket's discount, clearance and promotional technologies and services. Headquartered in Woburn, Mass., FairMarket has offices in the U.K. and Germany. The company can be reached at 800-531-7871 or on the Web at www.fairmarket.com.

                                      # # #

FairMarket and the FairMarket logo are service marks of FairMarket, Inc. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.


This press release contains information about future expectations, plans and prospects of FairMarket, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including but not limited to market acceptance of FairMarket's online auction and other e-commerce services; growth of the market for dynamic e-commerce services; the competitive nature of the online markets in which FairMarket operates; FairMarket's ability to generate significant revenue to reach profitability; FairMarket's ability to attract and retain qualified personnel; FairMarket's ability to retain existing customers and to obtain new customers; the operation and capacity of FairMarket's network system infrastructure; FairMarket's ability to expand into new geographic markets and the currency, regulatory and other risks associated with expansion into international markets; FairMarket's limited operating history; and the other risks and uncertainties discussed under the heading "Factors that May Affect Results of Operations and Financial Condition" in FairMarket's Annual Report on Form 10-K for the year ended December 31, 2000 and other reports filed by FairMarket from time to time with the Securities and Exchange Commission. FairMarket assumes no obligation to update any of the information included in this press release.